August 2008
Pricing Sheet dated August 22, 2008 relating to
Preliminary Terms No. 718 dated July 25, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

Capital Protected Notes due January 5, 2011
Based on the Performance of the Radar Logic Residential Property IndexSM (Composite 25)
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,543,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	January 5, 2011
Principal protection:	100%
Interest:	None
Underlying index:	Radar Logic Residential Property IndexSM (Composite 25) (the “index”) Please read “Index Overview” in the accompanying preliminary terms for information on the index.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x index percent change x participation rate; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	180%
Index percent change:	(final average index value – initial index value) / initial index value
Initial index value:	230.48, which is the value of the index on the pricing date, as published by the index publisher
Final average index value:	The arithmetic average of the value of the index for each valuation date, as published by the index publisher
Valuation dates:	December 27, 2010, December 28, 2010, December 29, 2010, December 30, 2010 and December 31, 2010, subject to adjustment for index disruption events.
CUSIP:	617482AP9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$3,543,000	$70,860	$3,472,140
(1)      The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.
(2)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

Residential Property IndexSM is a service mark of Radar Logic Incorporated (“Radar Logic”) and has been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by Radar Logic, and Radar Logic makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 718 dated July 25, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.